Exhibit 99.1

AVON PRODUCTS, INC.

WORLD HEADQUARTERS

1345 AVENUE OF THE AMERICAS

news release	NEW YORK, NY 10105-0196

CONTACT:

Media:	Investors:
Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

Sharon Samuel
(212) 282-5322

Jennifer Vargas
(212) 282-5404

AVON REPORTS FIRST-QUARTER TOTAL REVENUE UP 9% TO $2.2 BILLION; REVENUE GROWTH IN EVERY REGION

FIRST-QUARTER BEAUTY SALES UP 10%

FIRST-QUARTER EARNINGS OF $.34 PER SHARE

NEW YORK, N.Y., May 1, 2007 — Avon Products, Inc. (NYSE:AVP) today reported that first-quarter 2007 total revenue grew 9% year over year (6% in local currency) to $2.2 billion with all six operating regions contributing to the company’s revenue growth. Net income increased in the first quarter 2007, to $150 million, or $.34 per share, compared with $56 million, or $.12 per share, a year ago.

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Andrea Jung, chairman and CEO, commented, “We are pleased with the strength and geographic balance of our first-quarter performance. While still in the midst of our multi-year turnaround, we are making good progress against all points of our plan.”

Active Representatives rose 4%, and units sold increased 4% versus the prior-year quarter. Sales of Beauty products recorded a third-consecutive quarter of double-digit growth, increasing 10% (7% in local currency), led by personal care up 17%, fragrance up 12%, color cosmetics up 9% and skin care up 6%.

Avon said that in the first quarter the company increased advertising to $71 million, or 80% above the level of a year ago, to fund the launch of “Hello Tomorrow,” Avon’s first global brand campaign as well as new product introductions such as Anew Alternative Intensive Eye Cream and Avon Color Ultra Color Rich Lipstick.

The company also invested approximately $15 million incrementally to enhance the value proposition for its Representatives through continued roll-out of the Sales Leadership program, increased incentives, web enablement and distribution of free sales brochures to Representatives.

“We continue to significantly elevate our investment levels against both our brand and our channel,” said Jung, “and we are seeing strong paybacks as a result. Fueling these investments are savings from the many restructuring initiatives that we have undertaken and that continue to be an ongoing part of our turnaround program.”

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First-quarter operating profit of $238 million rose 176%, or $152 million, from the 2006 level. Operating profit in the quarter was unfavorably impacted by approximately $10 million of costs to implement previously announced initiatives under the company’s ongoing restructuring program. The 2007 quarter also included approximately $17 million of incremental costs, related to the company’s previously announced Product Line Simplification (PLS) program. In 2006, first-quarter operating profit was unfavorably impacted by approximately $120 million of costs to implement the restructuring program, and approximately $20 million of incremental inventory write-offs primarily related to the company’s decision to discontinue the sale of certain heavily discounted excess products. Operating margin was 10.9%, versus 4.3% in the prior-year quarter.

The quarter’s effective tax rate of 32.4% rose from 2006’s rate of 20.3%. The lower 2006 rate resulted primarily from favorable tax audit settlements, which more than offset the adverse impact of restructuring activity on the effective tax rate.

At quarter end, Avon’s total debt had increased $308 million from the year-end level, and cash had decreased $77 million. Net cash used by operations was $160 million through three months of 2007 compared with $101 million of cash provided by operations in the same period of 2006. The year-over-year change was due to substantially higher restructuring accruals in 2006; and in 2007, higher incentive-based compensation payments, timing of vendor payments and higher retirement–related plan contributions. Looking forward, the company expects full-year 2007 cash flow from operations to exceed that of 2006.

The company continued to be active in repurchasing its shares in the first quarter of 2007, with repurchases totaling $130 million.

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First-Quarter Regional Highlights

In the North America region, first-quarter revenue rose 3% (3% in local currency) from the prior-year period, with growth in all markets. Units sold were 5% higher and Active Representatives were flat with the prior year. Operating profit more than doubled, primarily due to substantial costs to implement restructuring and higher inventory write-offs in the base year. The region’s operating margin was 12.2%.

In Latin America, first-quarter revenue grew 7% (6% in local currency). The region’s revenue benefited particularly from low-teens growth in Brazil and increases in the range of 20% in both Venezuela and Colombia. These revenue gains offset ongoing softness in Mexico, where revenue decreased 9%. The region’s Active Representatives rose 2% and units sold were up 3%. Operating profit increased 29% versus the prior year, primarily due to substantial costs to implement restructuring in the base year. Latin America’s operating margin was 13.5%.

Western Europe, Middle East & Africa again achieved solid revenue growth, 17% (9% in local currency), due to continued strength in Turkey, where revenue rose over 30%, and the U.K., where revenue increased in the high teens. The region’s Active Representatives rose 5% and units sold increased 11%, versus the prior-year period. Operating profit was $14 million, versus a loss of $34 million in the 2006 quarter, primarily due to substantial costs to implement restructuring in the base year. Operating margin was 5.0%.

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In Central & Eastern Europe, revenue in the first quarter rose 17% (9% in local currency), aided by continued strong growth in fragrances and color cosmetics, and by Russia, where revenue expanded over 30%. The region’s Active Representatives grew 8%, while units sold increased 1%. Operating profit rose 25% year over year, and operating margin was 21.6%. Operating profit in this region benefited somewhat from lower costs to implement restructuring initiatives.

Asia-Pacific revenue increased 5% (2% in local currency) led by high-teens revenue growth in the Philippines. Japan’s performance continued to improve with revenue in the quarter approximately flat with that of the prior year. The region’s Active Representatives were 2% higher and units sold rose 2%. The Asia-Pacific region had operating profit of $21 million, versus a loss of $2 million in the 2006 quarter, primarily due to substantial costs to implement restructuring initiatives and higher inventory write-offs in the base year. Operating margin was 10.5%.

Revenue in China grew 44% (39% in local currency), reflecting further expansion of the company’s direct-selling business, which contributed over one half of the region’s revenues in the quarter. As of the end of March, Avon China had over 507,000 licensed Sales Promoters registered with the government, approximately 168,000 of whom fit Avon’s definition of an Active Representative. Units sold were 15% higher versus the prior year in the first quarter. China had operating profit of $3 million compared with an operating loss of $1 million in the prior-year quarter, in part due to substantial costs to implement restructuring initiatives in the base year. Operating margin was 4.3%.

Total global expenses decreased 6%, due primarily to substantial restructuring-related expenses in the base year.

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Avon will conduct a conference call at 10:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number 5046587). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

Avon, the company for women, is a leading global beauty company, with almost $9 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “may,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification, strategic sourcing initiative, zero overhead growth and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

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•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;

•	the costs associated with our product line simplification program;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

•	our ability to successfully identify new business opportunities and acquisition candidates, and our ability to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market and our ability to operate using the direct-selling model permitted in that market;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•

a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our access to financing; and

•	the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three Months Ended March 31		Percent Change
	2007	2006
Net sales	$2,163.3	$1,982.4	9%
Other revenue	22.0	20.8

Total revenue	2,185.3	2,003.2	9%
Cost of sales (1)	836.7	779.7
Selling, general and administrative expenses (1) (2)	1,110.8	1,137.3

Operating profit	237.8	86.2	176%

Interest expense	(26.5)	(26.5)
Interest income	12.3	13.2
Other expense, net	(0.6)	(1.6)

Total other expenses	(14.8)	(14.9)

Income before taxes and minority interest	223.0	71.3	213%
Income taxes (3)	(72.4)	(14.5)

Income before minority interest	150.6	56.8
Minority interest	(0.6)	(0.6)

Net income	$150.0	$56.2	167%

Earnings per share:
Basic	$.34	$.12	183%

Diluted	$.34	$.12	183%

Average shares outstanding:
Basic	440.61	450.75
Diluted	443.76	452.62

(1)	For the three months ended March 31, 2007, costs to implement restructuring initiatives impacted cost of sales by $0.7, and selling, general and administrative expenses by $9.0. For the three months ended March 31, 2006, costs to implement restructuring initiatives impacted cost of sales by ($0.5) and selling, general and administrative expenses by $120.6.
(2)	For the three months ended March 31, 2007 and 2006, selling, general and administrative expenses included advertising expenses of $71.3 and $39.6, respectively.
(3)	For the three months ended March 31, 2006, income taxes were impacted by a reduction in tax expense of $12.6, due to audit settlements and the closure of tax years by expiration of the statute of limitations.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31 2007	Dec 31 2006
Cash, including cash equivalents	$1,122.1	$1,198.9
Accounts receivable, net	669.5	700.4
Inventories	984.1	900.3
Prepaid expenses and other	558.6	534.8

Total current assets	3,334.3	3,334.4

Property, plant and equipment, net	1,095.4	1,100.2
Other assets	835.7	803.6

Total assets	5,265.4	5,238.2

Debt maturing within one year (1)	923.9	615.6
Accounts payable	597.0	655.8
Other current liabilities	1,037.4	1,253.8

Total current liabilities	2,558.3	2,525.2

Long-term debt	1,170.2	1,170.7
Other non-current liabilities	764.6	751.9
Total shareholders’ equity	772.3	790.4

Total liabilities and shareholders’ equity	$5,265.4	$5,238.2

(1)	Primarily consists of commercial paper.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Three Months Ended March 31
	2007	2006
Cash Flows from Operating Activities:
Net income	$150.0	$56.2
Depreciation and amortization	42.7	40.0
Provision for doubtful accounts	37.1	31.8
Provision for obsolescence	32.9	42.9
Asset write-off restructuring charges	0.2	(0.6)
Share-based compensation	15.9	15.5
Deferred income taxes	9.6	(23.5)
Other	3.7	0.9

Changes in assets and liabilities:
Accounts receivable	0.4	11.5
Inventories	(110.2)	(98.8)
Prepaid expenses and other	(46.6)	(11.8)
Accounts payable and accrued liabilities	(195.5)	97.3
Income and other taxes	10.3	(40.9)
Non-current assets and liabilities	(110.6)	(19.6)

Net cash (used) provided by operating activities	(160.1)	100.9

Cash Flows from Investing Activities:
Capital expenditures	(33.8)	(25.2)
Disposal of assets	8.2	4.0
Other investing activities	(15.0)	(0.3)

Net cash used by investing activities	(40.6)	(21.5)

Cash Flows from Financing Activities:
Cash dividends	(81.8)	(79.4)
Total debt, net change	303.8	143.7
Repurchase of common stock	(129.7)	(42.5)
Proceeds from exercise of stock options, net of excess tax benefit	25.7	6.4
Other financing activities	2.1	(1.0)

Net cash provided by financing activities	120.1	27.2

Effect of exchange rate changes on cash and equivalents	3.8	(7.3)

Net (decrease) increase in cash and equivalents	$(76.8)	$99.3

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

(Unaudited)

THREE MONTHS ENDED 3/31/07

REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 1Q06		% var. vs 1Q06	% var. vs 1Q06		2007 percent	% var. vs 1Q06	% var. vs 1Q06
North America	$630.6	3%	3%	$77.2	103%	12.2%	5%	0%
Latin America	656.3	7	6	88.7	29	13.5	3	2
Western Europe, Middle East & Africa	271.6	17	9	13.7	*	5.0	11	5
Central & Eastern Europe	358.9	17	9	77.4	25	21.6	1	8
Asia Pacific	199.8	5	2	20.9	*	10.5	2	2
China	68.1	44	39	2.9	*	4.3	15	*
Total from Operations	2,185.3	9	6	280.8	113	12.8	4	4
Global Expenses	—	—	—	(43.0)	6	—	—	—
Consolidated	$2,185.3	9%	6%	$237.8	176%	10.9%	4%	4%

CATEGORY SALES (US$)
	Consolidated
		% var. vs 1Q06
Beauty (cosmetics/fragrances/skin care/toiletries)	$1,528.0	10%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	427.5	7
Beyond Beauty (home products/gift and decorative products)	207.8	5

Net Sales	$2,163.3	9%
Other Revenue	22.0	6

Total Revenue	$2,185.3	9%

*	Calculation not meaningful